UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2013

AutoZone, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	1-10714	62-1482048
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

123 South Front Street, Memphis, Tennessee	38103
(Address of Principal Executive Offices)	(Zip Code)

(901) 495-6500

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

Amendment of Credit Facility

On September 13, 2011, AutoZone, Inc. (“AutoZone”) entered into an Amended and Restated Credit Agreement dated as of September 13, 2011 (the “Revolving Credit Agreement”) among AutoZone as Borrower, the several lenders from time to time party thereto, and Bank of America, N.A. as Administrative Agent and Swingline Lender (“Bank of America”), JPMorgan Chase Bank, N.A. as Syndication Agent (“JPMorgan”), arranged by Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC as Joint Lead Arrangers and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, SunTrust Robinson Humphrey, Inc., U.S. Bank National Association, Wells Fargo Securities, LLC and Barclays Capital as Joint Book Runners. The Revolving Credit Agreement provides for loans in the principal amount of up to $1 billion, which amount may be increased to $1.25 billion at the election of AutoZone upon the satisfaction of certain conditions. The Revolving Credit Agreement terminates by its terms, and all amounts borrowed under the Revolving Credit Agreement shall be due and payable, on September 13, 2016, but AutoZone may, on or after September 13, 2013, by notice to the Administrative Agent, request an extension of the termination date to September 13, 2017, in which event the lenders under the Revolving Credit Agreement may, at their individual options, elect to extend the termination date. The Revolving Credit Agreement includes a $75 million sublimit for Swingline Loans and a $200 million aggregate sublimit for letters of credit. Borrowings under the Revolving Credit Agreement are at the rates, and are subject to other affirmative and negative covenants more particularly described in prior Current Reports on Form 8-K previously filed by AutoZone and in the Revolving Credit Agreement, which has previously been filed by AutoZone.

On December 4, 2013, AutoZone, Bank of America, JPMorgan and the several lenders entered into a Master Extension, New Commitment and Amendment Agreement to the Revolving Credit Agreement (the “Extension Amendment”). Under the Extension Amendment: (i) AutoZone’s borrowing capacity under the Revolving Credit Agreement was increased from $1 billion to $1.25 billion; and (ii) AutoZone’s option to increase its borrowing capacity under the Revolving Credit Agreement was “refreshed” and the amount of such optional increase was raised from $250 million to $500 million, so that the maximum borrowing under the Revolving Credit Agreement may, at AutoZone’s option, be increased from $1.25 billion to $1.5 billion; and (iii) the termination date of the Revolving Credit Agreement was extended from September 13, 2016 until September 13, 2017; and (iv) AutoZone has the option after December 4, 2013 to make one additional written request of the lenders to extend the termination date then in effect for an additional one year. The Extension Amendment made no other changes to the Revolving Credit Agreement.

As of the date of the Extension Amendment, approximately $3.75 million in letters of credit were outstanding under the Revolving Credit Agreement.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

AutoZone has other commercial relationships with certain parties to the Revolving Credit Agreement and the Extension Amendment described in Item 1.01 above. From time to time, several of the lenders or their affiliates furnish general financing and banking services to AutoZone.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AutoZone, Inc.

Date: December 4, 2013	By:	/s/ William T. Giles
William T. Giles
Executive Vice President & Chief Financial Officer